SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   SCHEDULE TO

                                 (RULE 14D-100)

           TENDER OFFER STATEMENT UNDER SECTION 14(D) (1) OR 13(E) (1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)


                            ALLCITY INSURANCE COMPANY
                       (Name of Subject Company (Issuer))


                          LEUCADIA NATIONAL CORPORATION
                       (Name of Filing Person - (Offeror))


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)


                                    016752107
                      (CUSIP Number of Class of Securities)


                                JOSEPH A. ORLANDO
                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                            TELEPHONE: (212) 460-1900
                  (Name, Address and Telephone Number of Person
   Authorized to Receive Notice and Communications on Behalf of Filing Person)

                                   COPIES TO:

                            ANDREA A. BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                            TELEPHONE: (212) 310-8000


                           CALCULATION OF FILING FEE*

======================================== =======================================
        Transaction Valuation                     Amount of Filing Fee
---------------------------------------- ---------------------------------------
             $1,704,497                                   $138
---------------------------------------- ---------------------------------------

* For purpose of calculating the filing fee only. The fee is $80.90 per $1,000,000 of the aggregate offering amount (or .0000809 of the aggregate transaction valuation), calculated pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #11, issued by the Commission on February 7, 2003. The amount assumes the purchase of 619,817 shares of common stock of Allcity Insurance Company ("Allcity"), for a purchase price per share of $2.75 in cash. Such number of shares represents (i) the sum of the 7,078,625 outstanding shares of Allcity as of March 31, 2003, (ii) less 6,458,808 shares of Allcity already beneficially owned by Leucadia National Corporation.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:      $138                 Filing Party:    Leucadia National Corporation
Form or Registration No.:    Schedule TO          Date Filed:      April 30, 2003


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer:

           Check the appropriate boxes below to designate any transactions to which the statement relates:

           [X]     third-party tender offer subject to Rule 14d-1.
           [ ]     issuer tender offer subject to Rule 13e-4.
           [X]     going-private transaction subject to Rule 13e-3.
           [X]     amendment to Schedule 13D under Rule 13d-2.

           Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]











                         (Continued on following pages)
                              (Page 2 of 18 pages)

--------------------------------------------------------------------------                 ----------------------------------------
CUSIP No. 016752107                                                             13D                           Page 3 of 18 Pages
--------------------------------------------------------------------------                 ----------------------------------------
--------------- ---------------------------------------------------------- --------------------------------------------------------
      1         NAME OF REPORTING PERSON:                                  LEUCADIA NATIONAL CORPORATION
                S.S. OR I.R.S. IDENTIFICATION NO.

                OF ABOVE PERSON:
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [X]

                                                                                                                           (B) [_]
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY
--------------- ------------------------------------ ------------------------------------------------------------------------------
      4         SOURCE OF FUNDS:                     N/A
--------------- -------------------------------------------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                     [_]
--------------- ---------------------------------------------------------- --------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION:                      NEW YORK
--------------------------- -------- ----------------------------------------------------- ----------------------------------------
        NUMBER OF              7     SOLE VOTING POWER:                                    0

          SHARES
                            -------- ----------------------------------------------------- ----------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                                  6,458,808

         OWNED BY
                            -------- ----------------------------------------------------- ----------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                               0

        REPORTING
                            -------- ----------------------------------------------------- ----------------------------------------
       PERSON WITH            10     SHARED DISPOSITIVE POWER:                             6,458,808
--------------- -------------------------------------------------------------------------- ----------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,458,808
--------------- -------------------------------------------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]
--------------- -------------------------------------------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                          91.2%
--------------- ---------------------------------------------------------- --------------------------------------------------------
      14        TYPE OF REPORTING PERSON:                                  CO
--------------- ---------------------------------------------------------- --------------------------------------------------------




                                       3

--------------------------------------------------------------------------                 ----------------------------------------
CUSIP No. 016752107                                                             13D                           Page 4 of 18 Pages
--------------------------------------------------------------------------                 ----------------------------------------

--------------- ---------------------------------------------------------- --------------------------------------------------------
      1         NAME OF REPORTING PERSON:                                  WMAC INVESTMENT CORPORATION
                S.S. OR I.R.S. IDENTIFICATION NO.

                OF ABOVE PERSON:
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [X]

                                                                                                                           (B) [_]
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY
--------------- ------------------------------------ ------------------------------------------------------------------------------
      4         SOURCE OF FUNDS:                     N/A
--------------- -------------------------------------------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
--------------- ---------------------------------------------------------- --------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION:                      WISCONSIN
--------------------------- -------- ----------------------------------------------------- ----------------------------------------
        NUMBER OF              7     SOLE VOTING POWER:                                    0

          SHARES
                            -------- ----------------------------------------------------- ----------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                                  299,370

         OWNED BY
                            -------- ----------------------------------------------------- ----------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                               0

        REPORTING
                            -------- ----------------------------------------------------- ----------------------------------------
       PERSON WITH            10     SHARED DISPOSITIVE POWER:                             299,370
--------------- -------------------------------------------------------------------------- ----------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   299,370
--------------- -------------------------------------------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]
--------------- -------------------------------------------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                           4.2%
--------------- ---------------------------------------------------------- --------------------------------------------------------
      14        TYPE OF REPORTING PERSON:                                  CO
--------------- ---------------------------------------------------------- --------------------------------------------------------





                                       4

-------------------------------------------------------------------------------                ------------------------------------
CUSIP No. 016752107                                                                  13D                       Page 5 of 18 Pages
-------------------------------------------------------------------------------                ------------------------------------

------------------- ----------------------------------------------------------- ---------------------------------------------------
        1           NAME OF REPORTING PERSON:                                   PHLCORP, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.

                    OF ABOVE PERSON:
------------------- ---------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [X]

                                                                                                                     (B) [_]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------- -------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                      N/A
------------------- ---------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [_]
------------------- ----------------------------------------------------------- ---------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:                       PENNSYLVANIA
-------------------------------- -------- ---------------------------------------------------- ------------------------------------
           NUMBER OF                7     SOLE VOTING POWER:                                   0

            SHARES
-------------------------------- -------- ---------------------------------------------------- ------------------------------------
         BENEFICIALLY               8     SHARED VOTING POWER:                                 6,458,808

           OWNED BY
-------------------------------- -------- ---------------------------------------------------- ------------------------------------
             EACH                   9     SOLE DISPOSITIVE POWER:

           REPORTING
-------------------------------- -------- ---------------------------------------------------- ------------------------------------
          PERSON WITH              10     SHARED DISPOSITIVE POWER:                            6,458,808
------------------- -------------------------------------------------------------------------- ------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,458,808
------------------- ---------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [_]
------------------- ---------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    91.2%
------------------- ----------------------------------------------------------- ---------------------------------------------------
        14          TYPE OF REPORTING PERSON:                                   CO
------------------- ----------------------------------------------------------- ---------------------------------------------------






                                       5

----------------------------------------------------------------------------------                ---------------------------------
CUSIP No. 016752107                                                                     13D                Page 6 of 18 Pages
----------------------------------------------------------------------------------                ---------------------------------

---------------------- ----------------------------------------------------------- ------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   330 MAD. PARENT CORP.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- ------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (A) [X]

                                                                                                                   (B) [_]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- ----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- ------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [_]
---------------------- ----------------------------------------------------------- ------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE
----------------------------------- -------- ---------------------------------------------------- ---------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ---------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 6,159,438

             OWNED BY
                                    -------- ---------------------------------------------------- ---------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ---------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            6,159,438
---------------------- -------------------------------------------------------------------------- ---------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,159,438
---------------------- ------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                             [_]
---------------------- ------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                87.0%
---------------------- ----------------------------------------------------------- ------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- ------------------------------------------------







                                       6

----------------------------------------------------------------------------------                ---------------------------------
CUSIP No. 016752107                                                                     13D                Page 7 of 18 Pages
----------------------------------------------------------------------------------                ---------------------------------

---------------------- ----------------------------------------------------------- ------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   BALDWIN ENTERPRISES, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- ------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                           (A) [X]

                                                                                                                   (B) [_]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- ----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- ------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [_]
---------------------- ----------------------------------------------------------- ------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       COLORADO
----------------------------------- -------- ---------------------------------------------------- ---------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ---------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 6,159,438

             OWNED BY
                                    -------- ---------------------------------------------------- ---------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ---------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            6,159,438
---------------------- -------------------------------------------------------------------------- ---------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,159,438
---------------------- ------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [_]
---------------------- ------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                 87.0%
---------------------- ----------------------------------------------------------- ------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- ------------------------------------------------






                                       7

----------------------------------------------------------------------------------                ---------------------------------
CUSIP No. 016752107                                                                     13D                  Page 8 of 18 Pages
----------------------------------------------------------------------------------                ---------------------------------

---------------------- ----------------------------------------------------------- ------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   BELLPET, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- ------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                              (A) [X]

                                                                                                                      (B) [_]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- ----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- ------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):             [_]
---------------------- ----------------------------------------------------------- ------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE
----------------------------------- -------- ---------------------------------------------------- ---------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ---------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 5,688,031

             OWNED BY
                                    -------- ---------------------------------------------------- ---------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ---------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            5,688,031


---------------------- -------------------------------------------------------------------------- ---------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   5,688,031
---------------------- ------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [_]
---------------------- ------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                 80.4%
---------------------- ----------------------------------------------------------- ------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- ------------------------------------------------






                                       8

----------------------------------------------------------------------------------                ---------------------------------
CUSIP No. 016752107                                                                     13D                Page 9 of 18 Pages
----------------------------------------------------------------------------------                ---------------------------------

---------------------- ----------------------------------------------------------- ------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   EMPIRE INSURANCE COMPANY
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- ------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                             (A) [X]

                                                                                                                     (B) [_]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- ----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- ------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):           [_]
---------------------- ----------------------------------------------------------- ------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       NEW YORK
----------------------------------- -------- ---------------------------------------------------- ---------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ---------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 5,987,401

             OWNED BY
                                    -------- ---------------------------------------------------- ---------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ---------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            5,987,401
---------------------- -------------------------------------------------------------------------- ---------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   5,987,401
---------------------- ------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                            [_]
---------------------- ------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               84.6%
---------------------- ----------------------------------------------------------- ------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- ------------------------------------------------


                                   SCHEDULE TO

                This Amendment No. 1 (this "Amendment") amends and/or supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on April 30, 2003 (the "Schedule TO") by Leucadia National Corporation, a New York Corporation ("Leucadia"). The Schedule TO, along with this Amendment, relates to the offer by Leucadia to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Allcity Insurance Company ("Allcity"), at a price of $2.75 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 29, 2003, as amended (the "Offer to Purchase"), a copy of which is attached hereto as Exhibit (a)(1), and in the related Letter of Transmittal, a copy of which is attached to the Schedule TO as Exhibit (a)(2) (which, together with any supplements or amendments, collectively constitute the "Offer"). Any capitalized term used and not otherwise defined herein has the meaning given to such term in the Offer to Purchase.

                The information set forth in the Offer to Purchase and the related Letter of Transmittal is expressly incorporated herein by reference in response to all the Items of this Amendment, including without limitation all of the information required by Schedule 13e-3 that is not included in or covered by the items in the Schedule TO, except as set forth below. In addition, the information set forth in Items 1 through 13 of the Schedule TO are incorporated herein by reference with respect to Items 1 through 13 of this Amendment, except those Items as to which information specifically provided herein is relevant, in which case the information contained in the Schedule TO is incorpoated herein by reference in partial answer to those Items unless otherwise noted hereto.

                For the purpose of this Amendment, all references to the Offer to Purchase that are expressly set forth in this Amendment or incorporated herein by reference from other documents specifically refer to the Offer to Purchase dated April 29, 2003, as amended, unless otherwise stated herein.

                This Amendment also constitutes the Schedule 13E-3 and the
Schedule 13D/A filed by and on behalf of Leucadia.

ITEM 11.   ADDITIONAL INFORMATION.

Item 11(b) of the Schedule TO is hereby amended and supplemented by adding the following thereto:

                On May 28, 2003, Leucadia amended the Offer to Purchase.

ITEM 12.   EXHIBITS.

Item 12 of the Schedule TO is hereby amended by replacing Exhibit (a)(1) with the following:

(a)(1)     Offer to Purchase, dated April 29, 2003, as amended.

ITEM 13.   INFORMATION REQUIRED BY SCHEDULE 13E-3.

SCHEDULE 13E-3, ITEM 7.    PURPOSES, ALTERNATIVES, REASONS AND EFFECTS IN A
                           GOING-PRIVATE TRANSACTION.

Item 13, Schedule 13E-3, Item 7(d) is hereby amended and supplemented by adding the following thereto:

                The information set forth in the Offer to Purchase under the title "SPECIAL FACTORS - 4. Purpose and Structure of the Offer; Reasons of Leucadia for the Offer" is incorporated herein by reference.

                                    SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003




                           LEUCADIA NATIONAL CORPORATION

                           By: /s/ Joseph A. Orlando
                               -----------------------------------------------
                           Name: Joseph A. Orlando
                           Title: Vice President and Chief Financial Officer

                                   SIGNATURE*

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003



                               WMAC INVESTMENT CORPORATION

                               By: /s/ Joseph A. Orlando
                                   ------------------------------------------
                               Name: Joseph A. Orlando
                               Title: Vice President



           *This signature is solely for the purpose of amending Schedule 13D.

                                   SIGNATURE*

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003



                                     PHLCORP, INC.

                                     By: /s/ Joseph A. Orlando
                                         -------------------------------------
                                     Name: Joseph A. Orlando
                                     Title: Vice President



           *This signature is solely for the purpose of amending Schedule 13D.

                                   SIGNATURE*

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003


                             330 MAD. PARENT CORP.

                             By: /s/ Patrick D. Bienvenue
                                 --------------------------------------------
                             Name: Patrick D. Bienvenue
                             Title: Chairman of the Board, President and
                                    Treasurer



           *This signature is solely for the purpose of amending Schedule 13D.

                                   SIGNATURE*

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003



                                      BALDWIN ENTERPRISES, INC.

                                      By: /s/ Joseph A. Orlando
                                          ------------------------------------
                                      Name: Joseph A. Orlando
                                      Title: Vice President



           *This signature is solely for the purpose of amending Schedule 13D.

                                   SIGNATURE*


           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003



                             BELLPET, INC.

                             By: /s/ Patrick D. Bienvenue
                                 --------------------------------------------
                             Name: Patrick D. Bienvenue
                             Title: Chairman of the Board, President and
                                    Treasurer



           *This signature is solely for the purpose of amending Schedule 13D.

                                   SIGNATURE*

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated May 28, 2003

                                      EMPIRE INSURANCE COMPANY

                                      By: /s/ Douglas M. Whitenack
                                          ------------------------------------
                                      Name: Douglas M. Whitenack
                                      Title: Chief Financial Officer



           *This signature is solely for the purpose of amending Schedule 13D.

                                  EXHIBIT INDEX


EXHIBIT NO.                                  DESCRIPTION
-----------                                  -----------

  (a)(1)                Offer to Purchase, dated April 29, 2003, as amended.